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06-25
For further information:
Media: John P. Barnett
Director of External Affairs
713-989-7556

Investors: John F. Walsh
Director of Investor Relations
Southern Union Company
1-800-321-7423

SOUTHERN UNION COMPLETES TRANSACTION AFFECTING
FLORIDA GAS AND TRANSWESTERN PIPELINE OWNERSHIP

HOUSTON, December 1, 2006 - Southern Union Company (NYSE:SUG) has completed the previously announced transaction that has increased its ownership interest in Florida Gas Transmission and resulted in the transfer of its ownership position in Transwestern Pipeline to Energy Transfer Partners, L.P.

Southern Union redeemed Energy Transfer Partners’ 50 percent interest in CCE Holdings, LLC (CCEH), for 100 percent of the equity interests in Transwestern Pipeline Company, LLC.

“Completing this transaction further illustrates the ongoing transformation of the company’s asset portfolio to create long-term value for our shareholders,” said George L. Lindemann, Southern Union Company chairman, president and CEO.

Eric D. Herschmann, senior executive vice president of Southern Union, added “The closing of this transaction increases our investment in Florida Gas and strengthens the company’s strategic position in the growing Florida market.”

With the closing of the transaction, Southern Union owns 100 percent of CCEH, which was formed in 2004 to purchase CrossCountry Energy from Enron Corp. and its affiliates, and 50 percent of Citrus Corp, which is the holding company for Florida Gas Transmission. The remaining 50 percent of Citrus Corp. is owned by an affiliate of El Paso Corp. In conjunction with the transaction, Southern Union repaid $455 million of indebtedness at Transwestern Holding Company, LLC, utilizing the proceeds from an unsecured term loan facility issued at Trunkline LNG Holdings, LLC, an indirect wholly-owned subsidiary of the company.

About Southern Union Company

Southern Union Company, headquartered in Houston, is one of the nation’s leading diversified natural gas companies, engaged primarily in the transportation, storage, gathering, processing and distribution of natural gas. The company owns and operates the nation’s second largest natural gas pipeline system with more than 20,000 miles of gathering and transportation pipelines and North America’s largest liquefied natural gas import terminal.
Through Panhandle Energy, Southern Union’s interstate pipeline interests operate more than 15,000 miles of interstate pipelines that transport natural gas from the Anadarko and San Juan basins, the Rockies, the Gulf of Mexico, Mobile Bay and South Texas to major markets in the Southeast, Midwest and Great Lakes region.
Southern Union Gas Services, with approximately 4,800 miles of pipelines, is engaged in the gathering, transmission, treating, processing and redelivery of natural gas and natural gas liquids in Texas and New Mexico.
Through its local distribution companies, Missouri Gas Energy and New England Gas Company, Southern Union also serves approximately half a million natural gas end-user customers in Missouri and Massachusetts.
For further information, visit www.sug.com.

Forward-Looking Information

This news release includes forward-looking statements. Although Southern Union believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Southern Union’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission. The Company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the Company, whether as a result of new information, future events, or otherwise.